Exhibit g.
INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT is made as of this ● day of ●, 2012 by and between MacKenzie Realty Capital, Inc., a Maryland corporation having its principal place of business in Moraga, California (the “Company”), and MCM Advisers, LP, a ● having its principal place of business in Moraga, California (the “Adviser”).

WHEREAS, the Company is a newly organized, non-diversified management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser and engages in the business of acting as an investment adviser; and

WHEREAS, the Company and the Adviser desire to enter into an agreement to provide for investment advisory services to the Company upon the terms and conditions provided below.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.         Appointment of Adviser.

The Company appoints the Adviser to act as investment adviser to the Company for the period and on the terms provided herein. The Adviser accepts such appointment and agrees to render the services provided herein, for the compensation herein provided.

2.         Duties of the Adviser.

Subject to the overall supervision and review of the Board of Directors of the Company (“Board”), the Adviser will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company, consistent with the investment objective and policies of the Company.  The Adviser will be available to  provide managerial assistance requested by the companies or vehicles in which the Company invests (collectively, “Portfolio Companies”).  The Adviser will determine from time to time what securities shall be purchased for the Company, what securities shall be held or sold by the Company and what portion of the Company’s assets shall be held uninvested as cash or in other liquid assets, subject always to the provisions of the Company’s Articles of Incorporation, Bylaws, and any registration statement of the Company under the 1940 Act and under the Securities Act of 1933 (the “1933 Act”) covering the Company’s shares, as may be filed with the Securities and Exchange Commission (the “Commission”), as any of the same may be amended from time to time, and to the investment objectives of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish. To carry out such determinations, the Adviser will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) perform due diligence on prospective Portfolio Companies; (iv) close and monitor the Company’s investments; (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

3.         Administrative Duties of the Adviser.

The Adviser agrees to furnish administrative services necessary to the operation of the Company, other than services provided by the Company’s custodian, accounting agent, administrator, dividend and interest paying agent, transfer agent, and other service providers. The Adviser is authorized to conduct relations with custodians, depositaries, underwriters, brokers, dealers, placement agents, banks, insurers, accountants, attorneys, pricing agents, and other persons as may be deemed necessary or desirable. To the extent requested by the Company and not provided by the Company’s administrator, the Adviser shall (i) oversee the performance of, and payment of the fees to, the Company’s service providers, and make such reports and recommendations to the Board concerning such matters as the parties deem desirable; (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, shareholder communications and the preparation of Board materials and reports; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board; and (iv) supervise any other aspect of the Company’s administration as may be agreed upon by the Company and the Adviser.  The Company shall reimburse the Adviser or its affiliate for all out-of-pocket expenses incurred in providing the services set forth in this Section 3.

4.         Delegation of Responsibilities.

The Adviser is authorized to delegate any or all of its rights, duties and obligations under this Agreement to one or more sub-advisers, and may enter into agreements with sub-advisers, and may replace any such sub-advisers from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Commission, and if applicable, exemptive orders or similar relief granted by the Commission, and upon receipt of approval of such sub-advisers by the Board and by shareholders (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief).

5.         Independent Contractors.

The Adviser and any sub-advisers shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company.

6.         Compliance with Applicable Requirements.

In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

a.	all applicable provisions of the 1940 Act and the Advisers Act and any applicable rules and regulations adopted thereunder;

b.	the provisions of any registration statement of the Company, as the same may be amended from time to time under the 1933 Act, including without limitation, the investment objectives set forth therein;

c.	the provisions of the Company’s Articles of Incorporation, as the same may be amended from time to time;

d.	the provisions of the Bylaws of the Company, as the same may be amended from time to time;

e.	all policies, procedures and directives adopted by the Board; and

f.	any other applicable provisions of state, federal or foreign law.

7.         Policies and Procedures.

The Adviser shall adopt and implement written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is used in Rule 38a-1 under the 1940 Act) by the Adviser. The Adviser shall provide the Company, at such times as the Company shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail as may reasonably be required to comply with Rule 38a-1 under the 1940 Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

8.         Brokerage.

The Adviser is responsible for decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of brokerage commission rates. The Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution. In selecting a broker-dealer to execute a particular transaction, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Company on a continuing basis. Accordingly, the price to the Company in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the execution services offered.

Subject to such policies as the Board may from time to time determine, the Adviser shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a Company investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Company and to other clients of the Adviser as to which the Adviser exercises investment discretion. The Adviser is further authorized to allocate the orders placed by it on behalf of the Company to such brokers and dealers who also provide research or statistical material or other services to the Company, the Adviser or to any sub-Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board indicating the brokers to whom such allocations have been made and the basis therefore.

9.         Books and Records.

The Adviser will maintain complete and accurate records in respect of all transactions relating to the Company’s portfolio. The Adviser will keep or will cause to be kept records in respect of all such portfolio transactions executed on behalf of the Company. To the extent permitted by applicable law, the Adviser shall provide such access to its books and records relating to the Company as the Company may reasonably request. The Adviser shall have access at all reasonable times to books and records maintained for the Company to the extent necessary for the Adviser to comply with all applicable securities or other laws to which it is subject, and further provided that the Company shall produce copies of such records and books whenever reasonably required to do so by the Adviser for the purpose of legal proceedings or dealings with any governmental or regulatory authorities or for its internal compliance procedures.

10.         Compensation.

For the services and payments furnished to the Company hereunder by the Adviser, the Adviser shall receive from the Company the compensation described in this Section 10.

a.	The following terms will have the meanings ascribed to them for purposes of this Section 10:

(i)	“Base Management Fee” means the fee payable to the Adviser as described in Section 10(b).

(ii)	“Capital Gains Fee” means the payable to the Adviser as described in Section 10(d).

(iii)	“Carrying Cost” means the Company’s acquisition cost of a Portfolio Company investment, as subsequently adjusted as a result of a Qualifying Distribution pursuant to Section 10(c)(ii) below.

(iv)	“Commencement of Operations” means the day the Company first receives the proceeds from its initial offering of common shares.

(v)	“Income Fee” means the fee payable to the Adviser as described in Section 10(c).

(vi)
“Managed Funds” means the shares of common stock of the Company issued and outstanding multiplied by the price at which such shares are issued, and including any borrowed funds, less assets held as cash or in cash equivalents.  The Managed Funds shall be computed in accordance with any applicable policies and determinations of the Board.

(vii)
“Preliminary Net Investment Income” means interest income, dividend income, and any other income (including accrued income that the Company has not yet received in cash, any fees such as commitment, origination, syndication, structuring, diligence, monitoring, and consulting fees or other fees that the Company receives from Portfolio Companies) received or accrued during the calendar quarter, reduced to the extent that any Qualifying Distribution is applied against the Carrying Cost of a Portfolio Company as provided in Section 10(c)(ii) below, minus the Company’s accrued or paid operating expenses for such quarter (including the Base Management Fee, expenses payable pursuant to Section 11 below, any interest expense, any tax expense, and dividends paid on issued and outstanding preferred stock, if any, but not including the Income Fee or the Capital Gains Fee payable hereunder).

(viii)
“Qualifying Distribution” means a distribution or dividend from a Portfolio Company that:  (A) has been made as a result of such Portfolio Company’s disposition of a specified asset; and (B) that results in the fair value of the investment in the Portfolio Company (as approved by the Board) falling to less than 110% of the Carrying Cost of the Portfolio Company.

b.
Base Management Fee.  The Adviser shall receive an annual Base Management Fee equal to 3.0% of the first $20 million of Managed Funds, 2% of the next $80 million in Managed Funds, and 1.5% of the Managed Funds greater than $100 million.  The Base Management Fee shall be calculated on the last day of each calendar quarter and paid quarterly in arrears within fifteen (15) days of the end of each calendar quarter.  In case of the initiation or termination of this Agreement during any calendar quarter, the Base Management Fee for that quarter shall be reduced proportionately on the basis of the number of calendar days during which this Agreement is in effect and the Managed Funds on the last business day this Agreement is in effect for that quarter.

c.	Income Fee.

(i)	The Adviser will receive an Income Fee equal to 20% of the amount of the Preliminary Net Investment Income for the quarter.

(ii)
When determining the Preliminary Net Investment Income for any quarter, all Qualifying Distributions received by the Company from a Portfolio Company will be deducted from the Carrying Cost of such Portfolio Company until the Carrying Cost is $0.  Once the value of aggregate Qualifying Distributions have reduced the Carrying Cost of a Portfolio Company to $0, any remaining Qualifying Distribution shall be counted in Preliminary Net Investment Income.

(iii)
The Income Fee will be calculated and payable quarterly in arrears within fifteen (15) days of the end of each calendar quarter, with the fee first accruing in the calendar quarter in which the Company has its Commencement of Operations.

(iv)
The Income Fee calculation shall be adjusted appropriately on the basis of the number of calendar days in the first quarter the fee accrues or the calendar quarter during which this Agreement is terminated.

d.	Capital Gains Fee.

(i)
The Adviser shall receive a Capital Gains Fee equal to: (A) 20% of (1) the Company’s net realized capital gains (realized capital gains less realized capital losses) on a cumulative basis from the Commencement of Operations to the end of each calendar year, less (2) any unrealized capital depreciation at the end of such calendar year, less (B) the aggregate amount of all Capital Gains Fees paid to the Adviser in prior fiscal years.

(ii)	Except as provided in Section 10(d)(v), the Capital Gains Fee shall be calculated and payable annually within fifteen (15) days of the end of each calendar year.

(iii)
For the purposes of this Section 10(d), realized capital gains on a security will be calculated as the excess of the net amount realized from the sale or other disposition of such security over the original cost for the security. Realized capital losses on a security will be calculated as the amount by which the net amount realized from the sale or other disposition of such security is less than the original cost of such security. Unrealized capital depreciation on a security will be calculated as the amount by which the Company’s original cost of such security exceeds the fair value of such security at the end of a fiscal year.

(iv)
All fiscal year-end valuations will be determined by the Company in accordance with generally accepted accounting principles, the 1940 Act (even if such valuation is made prior to the date on which the Company has elected to be regulated as a BDC), and the policies and procedures of the Company to the extent consistent therewith.

(v)
In the event this Agreement is terminated, the Capital Gains Fee calculation shall be undertaken as of, and any resulting Capital Gains Fee shall be paid within fifteen (15) days of, the date of termination.

The Adviser may, from time to time, waive or defer all or any part of the compensation described in this Section 10. The parties do hereby expressly authorize and instruct the

Company’s administrator, or its successors, to calculate the fee payable hereunder and to remit all payments specified herein to the Adviser.

11.         Expenses of the Adviser.

The compensation and allocable routine overhead expenses of all investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory services required to be provided by the Adviser under Section 2 hereof, will be provided and paid for by the Adviser and not by the Company. It is understood that the Company will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Company shall include, without limitation the following:

a.
other than as set forth in the first sentence of this Section 10 above, expenses of maintaining the Company and continuing its existence and related overhead, including office space and facilities and personnel compensation, training and benefits for personnel not employed by the Adviser,

b.	commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments,

c.	auditing, accounting and legal expenses,

d.	taxes and interest,

e.	governmental fees,

f.
expenses of listing shares of the Company with a stock exchange, and expenses of issue, sale, repurchase and redemption (if any) of securities of the Company, including expenses of conducting tender offers for the purpose of repurchasing Company securities,

g.	expenses of registering and qualifying the Company and its securities under federal and state securities laws and of preparing and filing registration statements and amendments for such purposes,

h.
expenses of communicating with shareholders, including website expenses and the expenses of preparing, printing, and mailing press releases, reports and other notices to shareholders and of meetings of shareholders and proxy solicitations therefor,

i.	expenses of reports to and communications with governmental officers and commissions,

j.	insurance expenses,

k.	association membership dues,

l.	fees, expenses and disbursements of custodians and subcustodians for all services to the Company (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values),

m.	fees, expenses and disbursements of transfer agents, dividend and interest paying agents, shareholder servicing agents and registrars for all services to the Company,

n.	compensation and expenses of directors of the Company who are not members of the Adviser’s organization,

o.	pricing, valuation, and other consulting or analytical services employed in considering and valuing the actual or prospective investments of the Company,

p.	all expenses incurred in leveraging of the Company’s assets through a line of credit or other indebtedness or issuing and maintaining preferred shares,

q.	all expenses incurred in connection with the organization of the Company, and

r.
such non-recurring items as may arise, including expenses incurred in litigation, proceedings and claims and the obligation of the Company to indemnify its directors, officers and shareholders with respect thereto.

12.         Covenants of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act.  The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

13.         Non-Exclusivity.

The Company understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, so long as the Adviser’s services to the Company are not impaired by the provision of such services to others. The Company further understands and agrees that managers of the Adviser may serve as officers or directors of the Company, and that officers or directors of the Company may serve as managers of the Adviser to the extent permitted by law; and that the managers of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or company, including other investment advisory companies.

14.         Effective Date, Term and Approval.

This Agreement shall become binding against the Company as of the Commencement of Operations.  This Agreement shall continue in force and effect for two years from the date of this Agreement, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

a.         (i) by the Board or (ii) by the vote of “a majority of the outstanding voting securities” of the Company (as defined in Section 2(a)(42) of the 1940 Act); and

b.
by the affirmative vote of a majority of the directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

15.         Termination.

This Agreement may be terminated by the Company at any time, without the payment of any penalty by the Company, by vote of the Board or by vote of a majority of the outstanding voting securities of the Company, on no more than sixty (60) days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty by the Adviser, on no less than sixty (60) days’ written notice to the Company. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act. Upon termination pursuant to this Section 15, the Adviser, at the Company’s request, must deliver all copies of books and records maintained in accordance with this Agreement and applicable law.

16.         Amendment.

No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought. No amendment to Section 10 or Section 11 of this Agreement shall be effective unless it is approved by the vote of a majority of the outstanding voting securities of the Company.

17.         Liability of Adviser.

The Adviser will not be liable in any way for any default, failure or defect in any of the securities comprising the Company’s portfolio if it has satisfied the duties and the standard of care, diligence and skill set forth in this Agreement.  However, the Adviser shall be liable to the Company for any loss, damage, claim, cost, charge, expense or liability resulting from the Adviser’s willful misconduct, bad faith or gross negligence or disregard by the Adviser of the Adviser’s duties or standard of care, diligence and skill set forth in this Agreement or a material breach or default of the Adviser’s obligations under this Agreement.

18.         Notices.

Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Company and that of the Adviser shall be 1640 School Street, Moraga, California  94556.

19.         Questions of Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

MACKENZIE REALTY CAPITAL, INC.

By:           _______________________
Name:      _______________________
Title:        _______________________

MCM ADVISERS

By:           _______________________
Name:      _______________________
Title:        _______________________